Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2012 (September 6, 2012 as to the first, second, and third paragraphs of Note 14, and September 13 as to the fourth paragraph of Note 14), relating to the financial statements of Trulia, Inc. (the “Company”) appearing in the Prospectus dated September 19, 2012 filed by the Company pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended relating to the Company’s Registration Statement No. 333-183364 on From S-1, as amended.

/s/ Deloitte & Touche LLP

San Jose, California

September 19, 2012